Exhibit 1

News release via Canada NewsWire, Calgary 403-269-7605

Attention Business Editors:

Hawker Resources Inc. Releases 2003 Year-End Information and Files Annual Information Form

CALGARY, March 30, 2004 — Hawker Resources Inc. (TSX:HKR) today announces that it has filed its Information Circular in respect of the Annual and Special Meeting of Shareholders to be held April 28, 2004; its Annual Report, and its audited consolidated Financial Statements and accompanying notes for the year ended December 31, 2003 and related Management’s Discussion and Analysis with Canadian securities regulatory authorities on the System for Electronic Document Analysis and Retrieval (SEDAR). Hawker has also filed on SEDAR its Annual Information Form for the year ended December 31, 2003, which includes the disclosure and reports relating to reserves data and other oil and gas information required pursuant to National Instrument 51-101 of the Canadian Securities Administrators. Hawker will also file these documents on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system in the United States. Copies of these documents may be obtained via www.sedar.com or the company’s Web site, www.hawkerinc.com.

The Toronto Stock Exchange has neither approved nor disapproved the contents of this release.

FOR FURTHER INFORMATION PLEASE CONTACT:

Hawker Resources Inc.

Mr. David A. Tuer, President & CEO
Tel.: (403) 261-6883

Mr. Barry R. Herring, Senior Vice President & CFO
Tel.: (403) 261-6883

ADVISORY: The Toronto Stock Exchange has neither approved nor disapproved of the information contained herein. Certain information regarding the company, including management’s assessment of future plans and operations, may constitute forward-looking statements under applicable securities law and necessarily involve risks associated with oil and gas exploration, production, marketing and transportation such as loss of market, volatility of prices, currency fluctuations, imprecision of reserve estimates, environmental risks, competition from other producers and ability to access sufficient capital from internal and external sources; as a consequence, actual results may differ materially from those anticipated. The company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contemplated by the forward-looking statements.